                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report: July 17, 2002
                -------------

United Community Financial Corp.
----------------------------------------------------------
(Exact name of registrant as specified in its charter)

Ohio                                   0-24399                 34-1856319
-------------------------------------------------------------------------------
(State or other jurisdiction          (Commission          IRS Employer of
     incorporation)                    File Number)      Identification Number)


275 Federal Plaza West
Youngstown, Ohio                                                   44503-1203
-------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code (330) 742-0500
                                                 -----------------------

                    Not Applicable
----------------------------------------------------------
(Former name or former address, if changes since last report.)





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                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE


                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                        EARNINGS FOR SECOND QUARTER 2002

ITEM 5: OTHER EVENTS

YOUNGSTOWN, Ohio (July 17, 2002) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Co. and Butler Wick Corp., today reported net income of $6.0 million, or $0.19 per diluted share, for the quarter ended June 30, 2002, compared to $2.9 million, or $0.09 per diluted share, for the second quarter of 2001. For the six months ended June 30, 2002, net income was $10.3 million, or $0.32 per diluted share, compared with $6.1 million, or $0.19 per diluted share, for the six months ended June 30, 2001.

"The first two quarters of 2002 have been very good for United Community with a 67% increase in net income over the prior year," said Douglas M. McKay, chairman and chief executive officer of United Community. "So far this year, United Community has been able to reduce debt while continuing to expand our base through the acquisition of Potters Financial Corp. and by increasing both loans and deposits."

SECOND QUARTER RESULTS
United Community's net interest income for the three months ended June 30, 2002 increased $6.5 million over the same period in 2001, and noninterest income increased $2.3 million over the same quarter in the previous year. These increases were partially offset by a $3.8 million increase in noninterest expense and a $282,000 increase in the provision for loan losses.

The increase in net interest income is primarily due to an increase in interest income on loans, which was partially offset by increases in interest expense on deposits and other borrowed funds and a decrease in interest earned on securities and margin accounts. The increases in interest income and interest expense were primarily due to increases in loans and deposits.

The increase in noninterest income was primarily a result of increases in gains on loans sold, in commissions and in service fees and other charges, which were partially offset by realized losses on securities and other assets. United Community realized net gains of $264,000 and $14,000 on sales of securities and other assets, respectively, in the same quarter of the prior year. During the second quarter of 2002, United Community sold approximately $107.9 million in fixed rate loans out of the



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portfolio to help reduce interest rate risk, which resulted in a gain of approximately $2.0 million. United Community became active in the secondary market in 2001 and anticipates continuing to sell newly originated loans in the future.

The increase in noninterest expense was due partially to a $1.4 million increase in salaries and employee benefits, primarily as a result of the additional staff acquired from Industrial Bancorp and Potters. Increases in the amortization of core deposit intangible, occupancy, equipment and data processing and other expenses also contributed to the increase in noninterest expense. Increases in occupancy and equipment and data processing are all primarily related to the two acquisitions. The increase in other expense is related to the costs associated with the early extinguishment of debt. In accordance with SFAS No. 145, which was adopted on April 1, 2002, these costs, which were previously recognized as an extraordinary item in the first quarter, have been reclassified as an ordinary expense and are reported in other expense.

YEAR TO DATE RESULTS
Net interest income for the six months ended June 30, 2002 increased $10.5 million and noninterest income increased $4.2 million over the previous year. These increases were partially offset by a $7.8 million increase in noninterest expense and an increase in the provision for loan loss reserves.

The increase in net interest income for the first six months of 2002 compared to 2001 is primarily due to an increase of $18.5 million in loan income as a result of new loan originations and the acquisitions of Industrial and Potters. This increase was offset by increases in interest expense on deposits of $2.7 million and other borrowed funds of $2.0 million and decreases in interest earned on securities of $2.8 million and margin accounts of $690,000.

Noninterest income increased for the six months ended June 30, 2002 compared to the same period in 2001 as a result of increases in gains on loans sold of $3.4 million, increases in service fees and other charges, gains recognized on securities and other income. The increase in other income was related to the sale of Anthem stock received by Home Savings in the demutualization of Anthem. These increases were partially offset by a decline in underwriting and investment banking fees and other recognized losses primarily as a result of the disposal of fixed assets.

Noninterest expense increased partially as a result of an increase in salaries and employee benefits, which is primarily due to expenses related to an increase in full time equivalent employees as a result of the acquisitions of Industrial and Potters. Adding to the increase in noninterest expense were increases in the amortization of core deposit intangible related to the two acquisitions, occupancy, equipment and data processing and other expenses. The increase in other expense is primarily due the costs associated with the early extinguishment of debt that has been reclassified from extraordinary items in accordance with SFAS No. 145, which was adopted on April 1, 2002.

FINANCIAL CONDITION
United Community's annualized return on average assets and annualized return on average equity were 1.00% and 7.71%, respectively, for the six months ended June 30, 2002. The annualized returns on average assets and average equity were 0.92% and 4.72%, respectively, for the six months ended June 30, 2001.


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Total shareholders' equity increased $4.9 million from December 31, 2001 to June
30, 2002. The increase was primarily due to income for the period, offset by quarterly dividend payments and treasury stock purchases. Book value as of June 30, 2002 was $7.55 per share.

Total assets increased by $61.9 million, or 3.2%, to $2.0 billion at June 30, 2002 compared with December 31, 2001, primarily as a result of the acquisition of Potters. Loans increased $99.7 million, securities increased $23.8 million, goodwill increased $13.9 million and other borrowed funds decreased $76.3 million. These changes were funded by a $63.5 million decline in cash and cash equivalents, a $13.8 million decrease in loans held for sale and a $135.6 million increase in deposits.

Net loans increased $99.7 million, or 7.1%, from December 31, 2001 to June 30, 2002. Home Savings had increases of $41.1 million in consumer loans, $23.2 million in real estate loans, $18.2 million in construction loans and $25.2 million in commercial loans. The allowance for loan losses increased $2.9 million, or 25.1%, to $14.4 million at June 30, 2002 compared to $11.5 million at December 31, 2001. Of this increase, approximately $1.9 million was acquired from Potters. The remaining increase was an increase in the provision for loan losses less net charge offs. The increase in the provision is due to the increase in the loan portfolio and current market conditions. The allowance for loan losses as a percentage of total loans increased to 0.94% at June 30, 2002 compared to 0.81% at December 31, 2001.

Deposits increased $135.6 million, or 9.8%, from December 31, 2001 to June 30, 2002, primarily as a result of deposits acquired from Potters. Increases in Home Savings' deposits primarily consisted of a $14.7 million increase in checking accounts and a $11.3 million increase in savings accounts, which were partially offset by a $3.2 million decrease in certificates of deposit. Other borrowed funds decreased $76.3 million due primarily to the maturity and early extinguishment of Federal Home Loan Bank debt.

"We are continuing to pursue our three initiatives of growth, profitability and capital management in 2002," said McKay. "Our acquisition of Potters is helping to strengthen our position in our current market and providing opportunities in new market areas. Our assets exceed $2.0 billion for the first time, our earnings are up considerably from last year and assuming the real estate market remains strong, we're anticipating continued good results for the remainder of the year."

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 33 full service banking offices and 5 loan production offices, including the former Potters offices, located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: WWW.UCFCONLINE.COM.

                                       ###
         When used in this Form 8-K or in future filings by United Community with the SEC, in United Community's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory


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agencies, fluctuations in interest rates, demand for loans in Home Savings'
market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           UNITED COMMUNITY FINANCIAL CORP.

                           By:   /s/  PATRICK A.  Kelly
                              ----------------------------------
                                    Patrick A. Kelly
                                    Chief Financial Officer



Dated: July 16, 2002

                              UNITED COMMUNITY FINANCIAL CORP.

                                                                                     As of           As of
                                                                                 JUNE 30, 2002  DECEMBER 31, 2001
                                                                                 -------------  -----------------
                                                                             (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA:

ASSETS
     Cash and cash equivalents                                                    $   142,341    $   205,883
     Mortgage-related securities                                                      136,975        145,867
     Marketable securities                                                             93,827         61,131
     Federal Home Loan Bank stock                                                      20,586         18,760
     Loans held for sale                                                                6,417         20,192
     Loans                                                                          1,520,577      1,417,959
     Allowance for loan losses                                                        (14,365)       (11,480)
     Real estate owned                                                                  1,167            477
     Goodwill                                                                          33,583         19,664
     Core deposit intangible                                                            6,041          6,312
     Other assets                                                                      59,511         60,015
                                                                                  -----------    -----------
             Total assets                                                         $ 2,006,660    $ 1,944,780
                                                                                  ===========    ===========

LIABILITIES
     Deposits                                                                     $ 1,518,992    $ 1,383,418
     Other borrowed funds                                                             195,354        271,631
     Other liabilities                                                                 25,542         27,851
                                                                                  -----------    -----------
             Total liabilities                                                      1,739,888      1,682,900

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at June 30, 2002                                                            --             --
         Common stock-no par value; 499,000,000 shares authorized; 37,734,780
             and 37,754,086 issued, respectively                                      137,038        136,903
         Retained earnings                                                            166,335        160,915
         Other comprehensive income                                                     1,313          1,402
         Unearned compensation                                                        (21,162)       (22,988)
         Treasury stock, at cost; 2,381,938 and 2,086,500 shares, respectively        (16,752)       (14,352)
                                                                                  -----------    -----------
             Total shareholders' equity                                               266,772        261,880
                                                                                  -----------    -----------
             Total liabilities and shareholders' equity                           $ 2,006,660    $ 1,944,780
                                                                                  ===========    ===========

     Book value per share                                                         $      7.55    $      7.34



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
                                                   Three Months Ended             Six Months Ended
                                                 June 30,       June 30,       June 30,       June 30,
                                                   2002           2001           2002           2001
                                                 --------       --------      --------       --------
                                                        (In thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income                                  $ 32,598       $ 24,645      $ 63,860       $ 48,683
Interest expense                                   13,726         12,244        28,619         23,924
                                                 --------       --------      --------       --------
Net interest income                                18,872         12,401        35,241         24,759

Provision for loan losses                             532            250         1,228            580
Noninterest income:
    Commissions                                     3,677          3,421         7,059          7,012
    Service fees and other charges                  2,016          1,848         3,914          3,767
    Underwriting and investment banking               138            321           171            383
    Net gains (losses)
        Loans sold                                  2,673             55         3,449             81
        Securities                                   (294)           264           311            191
        Other                                        (165)            14          (165)             5
    Other income                                      327            195         1,391            468
                                                 --------       --------      --------       --------
        Total noninterest income                    8,372          6,118        16,130         11,907

Noninterest expense:
    Salaries and employee benefits                  9,947          8,534        19,670         16,399
    Occupancy                                         878            621         1,550          1,194
    Equipment and data processing                   2,165          1,775         3,984          3,394
    Amortization of core deposit intangible           601           --           1,239           --
    Other noninterest expense                       3,774          2,622         7,673          5,344
                                                 --------       --------      --------       --------
        Total noninterest expense                  17,365         13,552        34,116         26,331

Income before taxes                                 9,347          4,717        16,027          9,755
Income taxes                                        3,350          1,779         5,775          3,614
                                                 --------       --------      --------       --------
Net income                                       $  5,997       $  2,938      $ 10,252       $  6,141
                                                 ========       ========      ========       ========



Basic earnings per share                         $   0.19       $   0.09      $   0.32       $   0.19
Diluted earnings per share                       $   0.19       $   0.09      $   0.32       $   0.19
Dividends paid per share                         $  0.075       $  0.075      $  0.150       $  0.150




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
                                                                         Three Months Ended  Three Months Ended  Three Months Ended
                                                                               June 30,           March 31,         December 31,
                                                                                 2002               2002                2001
                                                                         ------------------  ------------------  ------------------
                                                                                           (Dollars in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

     Net loans (including allowance for loan losses                           $ 1,582,747        $ 1,428,867        $ 1,391,902
         of $14,365, $12,022 and $11,480, respectively)
     Loans held for sale                                                            6,486             15,852             51,524
     Mortgage-related securities                                                  125,139            136,163            157,949
     Marketable securities                                                         98,349            101,730             60,028
     Margin accounts                                                               18,430             20,440             21,203
     Other interest-earning assets                                                 80,641            165,669            153,898
     Total interest-earning assets                                              1,911,792          1,868,721          1,836,504
     Total assets                                                               2,023,237          1,952,630          1,925,300
     Certificates of deposit                                                      880,608            839,288            831,856
     Interest-bearing checking, demand and savings accounts                       597,144            523,731            494,023
     Other-interest bearing liabilities                                           197,727            254,272            272,071
     Total interest-bearing liabilities                                         1,675,479          1,617,291          1,597,950
     Noninterest-bearing deposits                                                  43,345             37,005             32,550
     Total noninterest-bearing liabilities                                         81,175             33,249             65,223
     Total liabilities                                                          1,756,654          1,687,545          1,695,723
     Shareholders' equity                                                         266,583            265,085            262,127
     Common shares outstanding for basic EPS calculation                       31,821,940         31,951,231         31,788,375
     Common shares outstanding for diluted EPS calculation                     32,254,684         32,212,143         31,912,640


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                         $   215,637        $   198,712        $   212,200
     Loans purchased                                                               13,568              5,450              1,200
     Loans sold                                                                   135,440             52,505            146,470
     Loan chargeoffs                                                                   80                208                173
     Recoveries on loans                                                               22                 54                  6


                                                                                As of             As of                As of
                                                                              June 30,           March 31,         December 31,
                                                                                2002               2002                2001
                                                                         ------------------  -------------------    -----------
SUPPLEMENTAL DATA:
     Nonaccrual loans                                                         $    12,189        $     9,479        $    10,889
     Restructured loans                                                             1,281              1,459              1,572
     Other real estate owned                                                        1,167              1,186                477
     Total nonperforming assets                                                    14,637             12,124             12,938
     Loans serviced for others                                                    332,448            215,001            178,932
     Number of full time equivalent employees                                         777                726                723
     Mortgage-related securities available for sale                                73,992             54,533             67,069
     Mortgage-related securities held to maturity                                  62,983             70,227             78,798
     Marketable securities trading                                                  5,033              6,514              8,352
     Marketable securities available for sale                                      86,698             90,301             51,081
     Marketable securities held to maturity                                         2,096              2,197              1,698
     Federal Home Loan Bank stock                                                  20,586             18,968             18,760
     Fair value of held to maturity securities                                     67,372             73,654             82,339


REGULATORY CAPITAL DATA:

     Regulatory tangible capital                                              $   166,533        $   171,759        $   168,233
     Tangible capital ratio                                                          8.67               9.28               9.07
     Regulatory core capital                                                      166,533            171,759            168,233
     Core capital ratio                                                              8.67               9.28               9.07
     Regulatory total capital                                                     177,766            182,158            178,196
     Total risk adjusted assets                                                 1,355,444          1,227,142          1,212,016
     Total risk adjusted ratio                                                      13.11              14.84              14.70